SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 15, 2011

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

 (Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with his appointment as Chief Financial Officer of Zion Oil & Gas, Inc. (the “Company”), the Company’s Board of Directors, at the recommendation of the Compensation Committee, on April 15, 2011, has determined to adjust the compensation payable to Ilan Sheena.  Mr. Sheena has been employed by the Company since October 2009 and is currently employed under the terms of an Amended and Restated Employment Agreement dated as of January 1, 2010 (the “Employment Agreement”). Prior to his appointment on March 31, 2011, as Chief Financial Officer, he served as Vice President and Managing Director of the Company's Israel Branch. Mr. Sheena will continue to reside in Israel.

Effective April 1, 2011, Mr. Sheena’s base salary under the Employment Agreement has been increased to $144,000 per annum and, in connection with his appointment, Mr. Sheena is entitled to options (the “Options”) under the Company’s 2005 Stock Option Plan to purchase, in respect of each employment year, up to 7,500 shares of the Company’s common stock, par value $0.01 per share, which options are scheduled to vest in quarterly installments of 1,875 Options. The Employment Agreement also contains customary non-solicitation provisions.

Mr. Sheena can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. The Company is entitled to terminate the agreement at any time, for any reason other than "Cause" (as defined the employment agreement), in which case, Mr. Sheena will be entitled to the greater of three months’ salary (and related social benefits) or severance payments then payable under Israeli law.

The Company and Mr. Sheena are in the process of finalizing the terms of a new employment agreement to reflect his new position.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 21, 2011

Zion Oil and Gas, Inc.

By:	/s/ Richard J. Rinberg

Richard J. Rinberg
Chief Executive Officer